     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2002
                                        REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                      INVERNESS MEDICAL INNOVATIONS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                   04-3565120
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)

                           51 SAWYER ROAD, SUITE 200
                          WALTHAM, MASSACHUSETTS 02453
                                 (781) 647-3900

          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 RON ZWANZIGER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      Inverness Medical Innovations, Inc.
                           51 Sawyer Road, Suite 200
                          Waltham, Massachusetts 02453
                                 (781) 647-3900

(Name, address, including zip code, and telephone number, including area code of agent for service)
                           --------------------------

                COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:
                             SCOTT F. DUGGAN, ESQ.
                              Goodwin Procter LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000
                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF             AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED         BE REGISTERED        PER SHARE (1)       OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $.001 per
  share...........................       5,000,000             $25.66           $128,300,000.00        $11,803.60

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices for Inverness Medical Innovations, Inc.'s common stock as reported on the American Stock Exchange on April 23, 2002.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 29, 2002

PROSPECTUS

                                5,000,000 SHARES

                      INVERNESS MEDICAL INNOVATIONS, INC.

                                  COMMON STOCK
                          (par value $0.001 per share)

    This prospectus provides you with a general description of common stock that Inverness Medical Innovations, Inc. may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

    Our common stock is listed on the American Stock Exchange under the symbol "IMA." On April 26, 2002, the last reported sale price of our common stock on the American Stock Exchange was $25.40.

    This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 2002

                               TABLE OF CONTENTS

Prospectus Summary..........................................      1

Risk Factors................................................      2

Special Statement Regarding Forward-Looking Statements......     16

How We Intend to Use the Proceeds...........................     17

Description of Capital Stock................................     17

How We Plan to Offer and Sell the Securities................     22

Incorporation of Documents by Reference.....................     24

Where You Can Find More Information.........................     25

Experts.....................................................     25

Legal Matters...............................................     25

                               PROSPECTUS SUMMARY

    THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. YOU SHOULD READ THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS ON PAGE 16 OF THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE VARIOUS RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS, WHICH RISK FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON OUR FORWARD-LOOKING STATEMENTS.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US," "OUR COMPANY" OR "THE COMPANY" IN THIS PROSPECTUS REFER COLLECTIVELY TO INVERNESS MEDICAL INNOVATIONS, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES, AND THEIR RESPECTIVE PREDECESSOR ENTITIES FOR THE APPLICABLE PERIODS, CONSIDERED AS A SINGLE ENTERPRISE.
                            ------------------------

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration process, we may sell up to 5,000,000 shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                   ABOUT INVERNESS MEDICAL INNOVATIONS, INC.

    We develop, manufacture and market consumer healthcare products, including self-test diagnostic products for the women's health market and vitamins and nutritional supplements. To a lesser extent, we develop, manufacture and market clinical diagnostic products for use by medical professionals. Our consumer self-test diagnostic products allow individuals to obtain accurate information regarding various medical conditions on a confidential, non-prescription basis, without the expense, inconvenience and delay associated with physician visits or laboratory testing. This information gives individuals greater control over their health and their lives, allowing them to make informed decisions and take action to protect their health, alone or in consultation with healthcare professionals. Our existing self-test products are targeted at the women's health market, one of the largest existing markets for self-care diagnostics, and include home pregnancy detection tests and ovulation prediction tests. We also sell a wide variety of vitamins and nutritional supplements. Our clinical diagnostic products include test kits used by smaller laboratories, physicians' offices and other point-of-care sites for the detection of pregnancy and a wide variety of infectious diseases.

    Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, MA 02453. Our telephone number is (781) 647-3900. Our website is http://www.invernessmedical.com. Our common stock is listed on the American Stock Exchange under the symbol "IMA."

                              PLAN OF DISTRIBUTION

    We may sell the securities through agents, dealers or underwriters, directly to investors or any combination of these methods of sale. The distribution of securities may be effected in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "How We Plan to Offer and Sell the Securities."

                                  RISK FACTORS

    There are various risks, including those described below, which may materially impact your investment in our company or may in the future, and, in some cases already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these factors, as well as the risk factors identified from time to time in our periodic filings with the Securities and Exchange Commission, in connection with your investment in our securities. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements on page 16 of this prospectus.

RISKS RELATED TO THE SPLIT-OFF

    On November 21, 2001, we were split-off from Inverness Medical
Technology, Inc. (IMT), our former parent, and became an independent, publicly owned company as part of a transaction by which IMT was acquired by Johnson & Johnson. Prior to that time, we had been a majority owned subsidiary of IMT, and the businesses that we acquired in connection with the restructuring that preceded the split-off represented approximately 20% of IMT's net product sales during the calendar quarter concluded immediately prior to the split-off. We continue to face a unique set of challenges and risks arising out of the split-off.

OUR BUSINESSES WILL FACE CHALLENGES AS PART OF A STAND-ALONE COMPANY THAT WE DID NOT EXPERIENCE AS PART OF IMT.

    As an independent, publicly owned company, we now face new issues and challenges that we did not experience when we were part of IMT. Examples of potential issues include:

    - our inability to rely on the long-term financial strength of IMT;

    - our inability to rely on the earnings, cash flow, assets and goodwill of IMT's diabetes business;

    - our inability to rely on the experience and business relationships of some personnel who remained with IMT;

    - greater difficulty in obtaining financing on terms satisfactory to us, if needed;

    - greater difficulty in obtaining and maintaining insurance on terms that are acceptable to us;

    - increased costs of hiring and retaining employees in departments previously shared by all the businesses of IMT, including the legal, risk management, tax, treasury, human resources and public relations departments; and

    - generally increased overhead and administrative costs as a result of establishing a stand-alone company.

We may not resolve these issues or overcome these challenges. As a result, we may not succeed in generating and expanding customer relationships, containing costs and expenses and enhancing our business. In addition, competitive and market factors specific to the consumer diagnostics, vitamins and nutritional supplements and clinical diagnostics industries will more significantly impact our smaller, less diversified company.

OUR BUSINESSES TRADITIONALLY RELIED ON IMT FOR FINANCIAL ASSISTANCE AND MAY HAVE DIFFICULTY WITH LIQUIDITY AND CAPITAL REQUIREMENTS WITHOUT THIS ASSISTANCE.

    Prior to the split-off, our businesses relied on the earnings, assets and cash flow of IMT for liquidity, capital requirements and administrative services. In the past, when the liquidity needs of our businesses exceeded their cash flow, IMT provided the necessary funds. As a result of the split-off, we can no longer rely on IMT for financial assistance. Accordingly, if we are unable to generate sufficient cash flow or borrow sufficient amounts under our credit facilities to fund our working capital needs and to pay our debts, we will need to obtain additional financing. We do not know if we can obtain additional financing or if the terms of any required financing will be acceptable to us. If we are unable to fund our working capital needs and additional growth through our existing credit facilities, cash flow, or additional financing, or if additional financing is not available under acceptable terms to us, our business prospects, results of operations, cash flow and future growth will be negatively affected.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

    The historical financial information included in our annual report on Form 10-K, as amended, for the year ended December 31, 2001 reports on time periods prior to the split-off and reflect the operating history of our businesses when they were a part of IMT. As a result, this financial information may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented. This financial information also may not reflect what our results of operations, financial position and cash flows will be in the future. This is not only related to the various risks associated with the fact that we have not been a stand-alone company, but also because:

    - various adjustments and allocations were made to the financial statements in our annual report on Form 10-K because IMT did not account for us as a single stand-alone business for any period presented; and

    - the information does not reflect many significant changes that occurred in our financial condition, capital structure and operations as a result of our separation from IMT.

The adjustments and allocations we made in preparing our financial information may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

THE CHANGE OF SOME PERSONNEL IN OUR COMPANY IN CONJUNCTION WITH THE SPLIT-OFF MAY IMPACT OUR BUSINESS.

    Some of IMT's personnel became our initial employees, while others did not. In particular, certain significant employees of IMT who were engaged primarily in the diabetes care products business remained with that business. In addition, some members of IMT's management who worked substantially for IMT's diabetes care products business became our employees. Finally, some IMT personnel who provided services beneficial to our businesses through their work in IMT's accounting, sales, marketing, operations, quality assurance, regulatory compliance and other areas did not become part of our company after the split-off or, in certain cases, their services may only be available to us on a transitional basis for a short period of time. The loss of certain significant employees, the transition of personnel from IMT's diabetes business to our company and the loss of other IMT personnel who will not become our employees may impact or disrupt our sales and marketing activities, our research and development efforts or our administrative functions.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY AND STOCKHOLDERS WHO BUY OR SELL OUR COMMON STOCK MAY LOSE ALL OR PART OF THE VALUE OF THEIR INVESTMENT, DEPENDING ON THE PRICE OF OUR COMMON STOCK FROM TIME TO TIME.

    Our common stock recently became listed on the American Stock Exchange. An active trading market in our common stock, however, may not develop or be sustained in the future. Our common stock may experience volatility until trading values become established. As a result, it could be difficult to make purchases or sales of our common stock in the market at any particular time.

    IMT stockholders immediately prior to the split-off became stockholders of our company immediately after the split-off. Some stockholders who received our common stock in the split-off may decide that they do not want to maintain an investment in a company involved primarily in consumer and clinical diagnostic products and vitamins and nutritional supplements or in a public company that does not have a proven track record as a stand-alone company. If these stockholders decide to sell all or some of their shares or if the market perceives that those sales could occur, the trading value of your shares may decline. In addition, because we will be a smaller and less diversified company than IMT, market analysts and the investment community may not follow our common stock as closely as they have followed IMT common stock in the past. If there is only a limited following by market analysts or the investment community, the amount of market activity in our common stock may be reduced, making it more difficult for you to sell your shares.

    In addition, our share price may be volatile due to our operating results, as well as factors beyond our control. It is possible that in some future periods the results of our operations will be below the expectations of the public market. In any such event, the market price of our common stock could decline. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our operating performance. The market price of our common stock may be highly volatile and may be affected by factors such as:

    - our quarterly and annual operating results, including our failure to meet the performance estimates of securities analysts;

    - changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts;

    - the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof;

    - changes in general conditions in the economy, the financial markets or the health care industry;

    - government regulation in the health care industry;

    - changes in other areas such as tax laws;

    - sales of substantial amounts of common stock or the perception that such sales could occur;

    - changes in investor perception of our industry, our businesses or our prospects; or

    - other developments affecting us or our competitors.

WE ARE OBLIGATED TO INDEMNIFY IMT AND OTHERS FOR LIABILITIES WHICH COULD REQUIRE US TO PAY IMT AMOUNTS THAT WE MAY NOT HAVE.

    The restructuring agreement, post-closing covenants agreement and related agreements entered into in connection with the split-off and merger transaction with Johnson & Johnson provide that we will indemnify IMT and other related persons for specified liabilities related to our businesses, statements in the proxy statement/prospectus issued in connection with the split-off and merger about our businesses and breaches of our obligations under the restructuring agreement, post-closing covenants agreement and related agreements. We are also required to indemnify IMT for losses, if any, arising from the failure to amend some outstanding warrants for the purchase of IMT common stock.

    In addition, under our tax allocation agreement with IMT and Johnson & Johnson, we will indemnify Johnson & Johnson and IMT for any unpaid tax liabilities attributable to the pre-split-off operation of our consumer diagnostics, vitamins and nutritional supplements and clinical diagnostics businesses.

    While no claims for indemnification have yet been made (and may never be made), we are unable to predict the amount, if any, that may be required for us to satisfy our indemnification obligations under these agreements. However, if claims are made for indemnification and we are liable for such claims, the amount could be substantial. In such an event, we may not have sufficient funds available to satisfy our potential indemnification obligations. In addition, we may be unable to obtain the funds on terms satisfactory to us, if at all. If we are unable to obtain the necessary funds, we will need to consider other alternatives, including sales of assets, to raise necessary funds.

RISKS RELATED TO OUR BUSINESS

OUR BUSINESS HAS SUBSTANTIAL INDEBTEDNESS WHICH COULD RESULT IN ADVERSE CONSEQUENCES FOR US.

    As of December 31, 2001, we had approximately $82.7 million of outstanding indebtedness under our credit facilities, subordinated promissory notes and other debt-related instruments. With our acquisition of IVC Industries, Inc.
(IVC) on March 19, 2002, we assumed additional debt and capital lease obligations totaling approximately $17.4 million. Our substantial level of debt affects our future operations in several important ways, including the following:

    - our ability to obtain additional financing may be impaired;

    - our flexibility to adjust to market conditions is limited, leaving us vulnerable in a downturn in general economic conditions or in our business and less able to plan for, or react to, changes in our business and the industries in which we operate;

    - we may need to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities and may require us, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities including acquisitions, research and development projects or product design enhancements; and

    - we may be at a competitive disadvantage compared to our competitors that have less debt.

Furthermore, there can be no assurance that our cash flow from operations and capital resources will be sufficient to pay our indebtedness. If our cash flow and capital resources prove inadequate we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt or seek additional equity capital.

    Additionally, the agreements governing our indebtedness subject us to various restrictions on our ability to engage in certain activities, including, among other things, our ability to:

    - incur additional indebtedness;

    - acquire other businesses;

    - make capital or finance lease expenditures; and

    - dispose of assets.

These restrictions may limit our ability to pursue business opportunities or strategies that we would otherwise consider to be in the best interests of our stockholders.

OUR CREDIT FACILITIES CONTAIN CERTAIN FINANCIAL COVENANTS AND OTHER CONDITIONS THAT WE MAY NOT SATISFY WHICH, IF NOT SATISFIED, COULD RESULT IN THE ACCELERATION OF THE AMOUNTS DUE UNDER OUR CREDIT FACILITIES AND THE LIMITATION OF OUR ABILITY TO BORROW ADDITIONAL FUNDS IN THE FUTURE.

    As of December 31, 2001, we had approximately $62.4 million of outstanding indebtedness under our various credit facilities, substantially all of which was owed to The Royal Bank of Scotland plc and related entities. IVC, which we acquired on March 19, 2002, has additional credit facilities under which approximately $14.6 million was owed at the closing of the acquisition. The agreements governing these various credit facilities subject us to various financial and other covenants with which we must comply on an ongoing or periodic basis. These include covenants pertaining to interest coverage, cash flow coverage, leverage and EBITDA. If we violate any of these covenants, there may be a material adverse effect on us. Most notably, our outstanding debt under one or more of our credit facilities could become immediately due and our ability to borrow additional funds in the future may be limited. Additionally, under the terms of our credit facilities with The Royal Bank of Scotland plc and related entities, if either Ron Zwanziger or David Scott ceases to be a member of our board of directors, the full amount of our indebtedness under these credit facilities will accelerate. Mr. Zwanziger and Dr. Scott, both of whom are executive officers of our company, are currently serving on our board of directors, however, there is not assurance that they will continue to do so.

RISING INTEREST RATES WOULD INCREASE OUR INTEREST COSTS AND REDUCE OUR EARNINGS.

    We currently have, and may incur more, indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow and our ability to service debt.

NON-COMPETITION OBLIGATIONS AND OTHER RESTRICTIONS WILL LIMIT OUR ABILITY TO TAKE FULL ADVANTAGE OF OUR MANAGEMENT TEAM, THE TECHNOLOGY WE OWN OR LICENSE AND OUR RESEARCH AND DEVELOPMENT CAPABILITIES.

    Members of our management team have had significant experience in the diabetes field, technology we own or license may have potential applications to this field, and our research and development capabilities could be applied to this field. In conjunction with the split-off and merger, however, we agreed in the post-closing covenants agreement not to compete with IMT and Johnson & Johnson in the field of diabetes. In addition, Ron Zwanziger, our Chairman, President and Chief Executive Officer, and two of our senior scientists, Dr. David Scott and Dr. Jerry McAleer, have entered into consulting agreements with IMT that impose similar obligations. Further, the license agreement prevents us from using any of the licensed technology in the field of diabetes. As a result of these restrictions, we cannot pursue opportunities in the field of diabetes.

OUR ACQUISITIONS OF THE UNIPATH BUSINESS AND IVC MAY NOT BE PROFITABLE OR SUCCESSFULLY INTEGRATED AND WILL RESULT IN SIGNIFICANT CHARGES AGAINST EARNINGS.

    On December 20, 2001, we acquired Unipath Limited and its associated companies and assets (the Unipath business) from Unilever PLC (Unilever) and certain affiliated entities. On March 19, 2002, we acquired IVC. The value of the Unipath business and IVC to us may not be greater than or equal to their purchase prices. Further, we cannot guarantee that we will realize any of the benefits or strategic objectives we are seeking to obtain by acquiring the Unipath business or IVC. In connection with accounting for the acquisition of the Unipath business, we have recorded a significant amount of intangible assets. Under Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, and SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect our results of operations in future periods. In addition, in connection with the acquisition of the Unipath business, the portion of the purchase price allocated to in-process research and development projects that had not reached technological feasibility was charged to expense during the fourth quarter of 2001. To bring these projects to technological feasibility, high-risk development and testing issues will need to be resolved that will require substantial additional effort and expense.

WE COULD EXPERIENCE SIGNIFICANT MANUFACTURING DELAYS, DISRUPTIONS TO OUR ONGOING RESEARCH AND DEVELOPMENT AND INCREASED PRODUCTION COSTS IF UNILEVER IS UNABLE TO SUCCESSFULLY ASSIGN THE LEASE FOR THE PRIMARY OPERATING FACILITY OF THE UNIPATH BUSINESS WHICH IS LOCATED IN BEDFORD, ENGLAND TO US.

    The primary operating facility of the Unipath business that we acquired from Unilever is located in Bedford, England. The Bedford facility is a multi-purpose facility that is registered with the United States Food and Drug Administration
(FDA), contains state-of-the-art research laboratories and is equipped with specialized manufacturing equipment. This facility currently provides the manufacturing for the Unipath business that we recently acquired, serves as our research and development center and serves as the administrative center for our European operations. We are currently using the Bedford facility pursuant to an agreement with Unilever entered into in connection with our acquisition of the Unipath business. Unilever currently leases this facility from a third party landlord. Pursuant to the terms of Unilever's lease, however, Unilever is not permitted to assign the lease or sublet the Bedford facility without obtaining the prior written consent of the landlord (which consent may not be unreasonably withheld). Unilever has not yet obtained the landlord's consent to assign the lease to us or sublet the property to us. Although Unilever is obligated to use its best efforts to obtain the landlord's consent to assignment and then to pursue the assignment, and, if necessary, a sublease, through the courts, there are no assurances that Unilever will be successful. If Unilever is unable to successfully assign the lease to us or otherwise enable us to realize the benefit of its lease of the Bedford facility, we may be forced to renegotiate a lease of the Bedford facility on substantially less favorable terms or seek alternative means of producing our products, conducting our research and housing our European administrative staff. In either case, we may experience manufacturing delays and disruptions to our ongoing research and development while we are resolving these issues and increased production costs in the future. Additionally, there are no assurances that we will be able to renegotiate a lease for the Bedford facility on terms that are acceptable to us or find an acceptable replacement for this facility. Any one or more of these events may have a material adverse effect on us.

IF WE CHOOSE TO ACQUIRE OR INVEST IN NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM OURSELVES, THESE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR BUSINESS AND, DEPENDING ON HOW WE FINANCE THESE ACQUISITIONS OR INVESTMENTS, COULD RESULT IN SIGNIFICANT DILUTION TO OUR EXISTING STOCKHOLDERS.

    Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time we may seek to acquire or invest in complementary businesses, products or technologies instead of developing them ourselves. Acquisitions and investments involve numerous risks, including:

    - the inability to complete the acquisition or investment;

    - disruption of our ongoing businesses and diversion of management attention;

    - difficulties in integrating the acquired entities, products or technologies;

    - difficulties in operating the acquired business profitably;

    - the inability to achieve anticipated cost savings;

    - potential loss of key employees, particularly those of the acquired business;

    - difficulties in transitioning key customer, distributor and supplier relationships;

    - risks associated with entering markets in which we have no or limited prior experience; and

    - unanticipated costs.

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In addition, any future acquisitions or investments may result in:

    - dilutive issuances of equity securities, which may be sold at a discount to market price;

    - use of significant amounts of cash;

    - the incurrence of debt;

    - the assumption of liabilities;

    - unfavorable financing terms;

    - large one-time expenses; and

    - the creation of certain intangible assets, including goodwill, the writedown of which may result in significant charges to earnings.

Any of these factors could materially harm our business or our operating results.

MANUFACTURING PROBLEMS OR DELAYS COULD SEVERELY AFFECT OUR BUSINESS.

    We produce our consumer products in our manufacturing facilities located in New Jersey and in Bedford, England and Galway, Ireland and our clinical diagnostic tests in our manufacturing facilities located in Bedford and in Yavne, Israel. Our production processes are complex and require specialized and expensive equipment. We rely on third parties to supply production materials and in some cases there may not be alternative sources immediately available. In addition, until we are able to consolidate manufacturing of our vitamins and nutritional supplements in our New Jersey manufacturing facilities, we will continue to rely, in part, upon third parties to manufacture these products. Any event impacting these facilities or our contract manufacturers or suppliers could delay or suspend shipments of products, or could result in the delivery of inferior products. Our revenues from the affected products would decline until such time as we were able to put in place alternative contract manufacturers or suppliers. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

IF WE FAIL TO MEET STRICT REGULATORY REQUIREMENTS, WE COULD BE REQUIRED TO PAY FINES OR EVEN CLOSE OUR FACILITIES.

    Our facilities and manufacturing techniques generally must conform to standards that are established by government agencies, including those of European governments, as well as the FDA. These regulatory agencies may conduct periodic inspections of our facilities to monitor our compliance with applicable regulatory standards. If a regulatory agency finds that we fail to comply with the appropriate regulatory standards, it may impose fines on us or if such a regulatory agency determines that our non-compliance is severe, it may close our facilities. Any adverse action by an applicable regulatory agency could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers' demands.

IF WE DELIVER PRODUCTS WITH DEFECTS, OUR CREDIBILITY MAY BE HARMED, MARKET ACCEPTANCE OF OUR PRODUCTS MAY DECREASE AND WE MAY BE EXPOSED TO LIABILITY IN EXCESS OF OUR PRODUCT LIABILITY INSURANCE COVERAGE.

    The manufacturing and marketing of consumer and clinical diagnostic products involve an inherent risk of product liability claims. In addition, our product development and production are extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In addition, our marketing of vitamins and nutritional supplements may cause us to be subjected to various product liability claims, including, among others, claims that the vitamins and nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our

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insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, that claim could materially damage our business and our financial condition.

SALES OF THE NUTRITIONAL SUPPLEMENTS THAT WE SOLD PRIOR TO ACQUIRING IVC HAVE DECLINED EACH YEAR SINCE 1998 DUE TO THE MATURITY OF THE MARKET SEGMENTS THEY SERVE AND THE AGE OF THAT PRODUCT LINE AND WE MAY EXPERIENCE FURTHER DECLINES IN SALES OF THOSE PRODUCTS.

    Sales of the nutritional products that we sold prior to acquiring IVC have declined each year since 1998 and we have budgeted for future sale declines for those products. We believe that those products have under-performed because they are, for the most part, aging brands with limited brand retention that face increasing private label competition. The age of this product line means that we are subject to future distribution loss for under-performing brands, while our opportunities for new distribution on the existing product lines are limited.

THE VITAMIN AND NUTRITIONAL SUPPLEMENTS MARKET IS SUBJECT TO SIGNIFICANT FLUCTUATIONS BASED UPON MEDIA ATTENTION AND NEW DEVELOPMENTS.

    Most growth in the vitamin and nutritional supplement industry is attributed to new products that generate attention in the marketplace. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also impact individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. Most of our vitamin and nutritional supplements products, including most of the vitamins and nutritional products that we acquired from IVC, serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. A few of the vitamin and nutritional products acquired with IVC are newer products that are more likely to be the subject of new scientific studies or announcements, which could be either positive or negative. News or other developments that challenges the safety or effectiveness of these product could negatively impact the profitability of our vitamin and nutritional supplements business.

SALES OF OUR CLINICAL DIAGNOSTICS PRODUCTS COULD SUFFER IF ECONOMIC TRENDS IN THE HEALTH CARE INDUSTRY HARM OUR NICHE MARKET OF SMALL AND MEDIUM SIZED LABORATORIES.

    Our Clearview-Registered Trademark- clinical diagnostic products are low cost alternatives to expensive and time consuming centralized testing marketed to point-of-care professionals. Orgenics sells clinical diagnostics products targeted at a niche market of small and medium sized decentralized laboratories in developing nations. To the extent that trends or changes in the health care industry favor economies of scale and centralized, automated laboratory testing, sales of our clinical diagnostics products could suffer.

REVENUE FROM OUR CLINICAL DIAGNOSTICS BUSINESS MAY DECLINE IN THE FUTURE BECAUSE TRENDS IN THE OVERALL MARKET FAVOR DIRECT DISEASE DETECTION OVER IMMUNE RESPONSE TESTING.

    New technologies have made it possible to directly identify the presence of disease rather than detecting the presence of antibodies produced through an immune response. The trend of the overall market currently favors direct detection over antibody detection. Virus detection through nucleic acid testing, or NAT, is already mandatory for hepatitis C virus and other markers in France, Australia and certain other developed nations. We believe that the threat from direct detection technology in our core market of small and medium sized decentralized laboratories, small blood banks, physicians and other point of care facilities, particularly in under developed nations, is several years away. However, this trend poses a risk to our core clinical diagnostics business in the long term.

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WE MARKET OUR ORGENICS CLINICAL DIAGNOSTICS PRODUCTS TO SMALL AND MEDIUM SIZED
CUSTOMERS IN MORE THAN 92 COUNTRIES AT CONSIDERABLE COST THAT REDUCES THE OPERATING MARGINS IN OUR ORGENICS CLINICAL DIAGNOSTICS BUSINESS.

    Because small and medium sized laboratories are the principal customers of our Orgenics clinical diagnostic products, we sell these products worldwide in order to maintain sufficient sales volume. Our Orgenics clinical diagnostics products are marketed in more than 92 countries, including many third world and developing nations where smaller laboratories are the norm, where more expensive technologies are not affordable and where infectious diseases are often more prevalent. This worldwide sales strategy is expensive and results in lower margins than would be possible if we could generate sufficient sales volume by operating in fewer markets.

WE COULD SUFFER MONETARY DAMAGES, INCUR SUBSTANTIAL COSTS OR BE PREVENTED FROM USING TECHNOLOGIES IMPORTANT TO OUR PRODUCTS AS A RESULT OF A NUMBER OF PENDING LEGAL PROCEEDINGS.

    We are involved in various legal proceedings arising out of our consumer diagnostics, nutritional supplements and clinical diagnostics business. The current material legal proceedings are:

    - a lawsuit by Abbott Laboratories against us and Princeton BioMeditech Corporation, which manufactured products for our consumer diagnostics business while it was part of IMT, claiming, among other things, that some of our products relating to pregnancy detection and ovulation prediction infringe patents to which Abbott asserts it is the exclusive licensee;

    - a lawsuit by Becton, Dickinson and Company alleging that pregnancy and ovulation test kits that we sell, and which we will continue to sell through our consumer diagnostics business, infringe U.S. Patent
      No. 4,703,017;

    - complaints by Intervention, Inc. against us, four of our private label customers, whom we are defending under agreement, and certain other parties alleging that under Section 17200 of the California Business and Professions Code the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions; and

    - an action brought by 69 consumers in London alleging defects in our Persona contraceptive device leading to unwanted pregnancies.

Because the above claims each seek damages and reimbursement for costs and expenses without specific amounts, we are unable to assess the probable outcome of or potential liability arising from the lawsuits.

    In connection with our split-off from IMT, we agreed to assume, to the extent permitted by law, and indemnify IMT for, its liabilities in these lawsuits together with any other liabilities arising out of the women's health, nutritional supplements and clinical diagnostics businesses before or after the split-off to the extent such liabilities are not otherwise retained by IMT. Through our acquisitions of the Unipath business and IVC we also assumed or acquired substantially all of the liabilities of those businesses. We are unable to assess the materiality or costs associated with these lawsuits at this time. We cannot assure you that these lawsuits or any future lawsuits relating to our businesses will not have a material adverse effect on us.

THE PROFITABILITY OF OUR CONSUMER PRODUCTS BUSINESSES MAY SUFFER IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN CLOSE WORKING RELATIONSHIPS WITH OUR CUSTOMERS.

    Our consumer products businesses rely to a great extent on close working relationships with our customers rather than long-term exclusive contractual arrangements. With the exception of certain customers of IVC, customers of our branded and private label consumer products businesses purchase products through purchase orders only and are not obligated to make future purchases. During calendar year 2001, purchase orders from Walgreen Co., CVS and Rite Aid accounted for approximately 29% of the net sales of our consumer products businesses, excluding the Unipath businesses and IVC. The loss of major customer, such as Walgreen, CVC or Rite Aid or the failure to generate new accounts could dramatically reduce revenues or prevent us from achieving projected growth.

RETAILER CONSOLIDATION POSES A THREAT TO EXISTING RETAILER RELATIONSHIPS AND CAN RESULT IN LOST REVENUE.

    Recent years have witnessed rapid consolidation within the mass retail industry. Drug store chains, grocery stores and mass merchandisers, the primary purchasers of our consumer diagnostic products and vitamins and nutritional supplements, have all been subject to this trend. Because these customers purchase through purchase orders, consolidation can interfere with existing retailer relationships, especially private label relationships, and result in the loss of major customers and significant revenue streams.

OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY INTERNATIONAL BUSINESS RISKS.

    A significant number of our employees, including sales, support and research and development personnel, are located outside of the United States. Conducting business outside of the United States is subject to numerous risks, including:

    - decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

    - lower productivity resulting from difficulties managing our sales, support and research and development operations across many countries;

    - lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

    - lost revenues resulting from the imposition by foreign governments of trade protection measures; and

    - higher cost of sales resulting from import or export licensing requirements.

BECAUSE OUR BUSINESS RELIES HEAVILY ON FOREIGN OPERATIONS AND, TO A LESSER EXTENT, FOREIGN SALES, CHANGES IN FOREIGN CURRENCY EXCHANGE RATES AND OUR ABILITY TO CONVERT CURRENCIES MAY NEGATIVELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our business relies heavily on our foreign operations. Three of our manufacturing facilities are outside the United States, in Bedford, England, Galway, Ireland and Yavne, Israel. Orgenics has always made substantially all of its sales outside of the United States. Through our recent acquisitions of the Unipath business and IVC, we expect foreign sales to grow significantly. The Unipath business generated approximately 70% of its net product sales outside of the United States during 2001 and IVC generated almost 14% of its net product sales outside of the United States during its fiscal year ending July 31, 2001. Because of our foreign operations and foreign sales, we face exposure to movements in foreign currency exchange rates. Our primary exposures are related to the operations of our European and South American subsidiaries. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could impact actual cash flow.

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OUR ORGENICS SUBSIDIARY IS LOCATED IN ISRAEL, AND ITS OPERATIONS COULD BE
NEGATIVELY AFFECTED DUE TO MILITARY OR POLITICAL TENSIONS IN THE MIDDLE EAST.

    Our wholly-owned subsidiary, Orgenics Ltd., which develops, manufactures and sells certain of our clinical diagnostic products, is incorporated under the laws of the State of Israel. The administrative offices and development and manufacturing operations of our Orgenics business are located in Yavne, Israel. Although most of Orgenics' sales currently are to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect its operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite its history of avoiding adverse effects, our Orgenics business could be adversely affected by any major hostilities involving Israel, including the current armed conflict with the Palestinian authority.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE OR LIMIT OUR ABILITY TO INCREASE MARKET SHARE, WHICH COULD IMPAIR THE SALES OF OUR PRODUCTS AND HARM OUR FINANCIAL PERFORMANCE.

    The medical products industry is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry, which includes both our consumer diagnostics and clinical diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. Our future success depends upon our maintaining a competitive position in the development of products and technologies in our areas of focus. Competitors may be more successful in:

    - developing technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive;

    - obtaining patent protection or other intellectual property rights that would prevent us from developing our potential products; or

    - obtaining regulatory approval for the commercialization of their products more rapidly or effectively than we are in doing so.

Also, the possibility of patent disputes with competitors holding foreign patent rights may limit or delay expansion possibilities for our consumer diagnostics business in certain foreign jurisdictions. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

    The market for the sale of vitamins and nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamins and nutritional supplements industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. As most of these companies are privately held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than we are and have greater financial resources.

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THE RIGHTS WE RELY UPON TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR
PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY AND WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

    Our success will depend in part on our ability to develop or acquire commercially valuable patent rights and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of future protection for our proprietary rights is uncertain.

    The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

    - the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

    - the claims of any patents which are issued may not provide meaningful protection;

    - we may not be able to develop additional proprietary technologies that are patentable;

    - the patents licensed or issued to us or our customers may not provide a competitive advantage;

    - other companies may challenge patents licensed or issued to us or our customers;

    - patents issued to other companies may harm our ability to do business; and

    - other companies may design around technologies we have licensed or developed.

    In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. We also realize that our trade secrets may become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE ON THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

    Substantial litigation over intellectual property rights exists in both the consumer and clinical diagnostic industries. We expect that our products and products in these industries may increasingly be subject to third party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our products or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays, require us to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenue may decrease and we could be exposed to legal actions by our customers.

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WE HAVE INITIATED, AND MAY NEED TO FURTHER INITIATE, LAWSUITS TO PROTECT OR
ENFORCE OUR PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS, WHICH COULD BE EXPENSIVE AND, IF WE LOSE, COULD CAUSE US TO LOSE SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

    We rely on patents to protect a portion of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

    - assert claims of infringement;

    - enforce our patents;

    - protect our trade secrets or know-how; or

    - determine the enforceability, scope and validity of the proprietary rights of others.

Currently, we have initiated a number of lawsuits against competitors who we believe to be selling products that infringe our proprietary rights. These current lawsuits and any other lawsuits that we initiate could be expensive, take significant time and divert management's attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, our stock price could decline.

WE MAY BE UNABLE TO HIRE, RETAIN OR MOTIVATE KEY PERSONNEL, UPON WHOM THE SUCCESS OF OUR BUSINESS WILL DEPEND.

    We are highly dependent upon certain members of our management and scientific staff, particularly Ron Zwanziger, David Scott and Jerry McAleer. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel. We face significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We may fail to retain our key employees. Further, we may fail to attract, assimilate, retain or train other needed qualified employees in the future. We do not have employment agreements with all of our key employees. The loss of any of our key employees, including our scientists, may impact or disrupt our sales and marketing activities, our research and development efforts, our capital-raising efforts or our administrative functions.

WE MAY BE LIABLE FOR CONTAMINATION OR OTHER HARM CAUSED BY HAZARDOUS MATERIALS THAT WE USE.

    Our research and development processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any contamination or injury. We may also incur expenses relating to compliance with environmental laws. Such expenses or liability could have a significant negative impact on our financial condition.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO VARIOUS FACTORS AND AS A RESULT PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS WILL NOT NECESSARILY BE MEANINGFUL.

    Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

    - the timing of new product announcements and introductions by us and our competitors;

    - market acceptance of new or enhanced versions of our products;

    - changes in manufacturing costs or other expenses;

    - competitive pricing pressures;

    - the gain or loss of significant distribution outlets or customers;

    - the availability and extent of reimbursement for our products;

    - increased research and development expenses;

    - the timing of any future acquisitions;

    - general economic conditions; or

    - general stock market conditions, other economic or external factors.

THE HOLDERS OF OUR SERIES A CONVERTIBLE PREFERRED STOCK ARE ENTITLED TO RECEIVE LIQUIDATION PAYMENTS IN PREFERENCE TO THE HOLDERS OF OUR COMMON STOCK.

    As of March 31, 2002, there were 2,360,246 shares of Series A Convertible Preferred Stock outstanding. Pursuant to the terms of the certificate of designation creating the Series A Convertible Preferred Stock, upon a liquidation or a deemed liquidation of our company, the holders of the shares of our Series A Convertible Preferred Stock are entitled to receive a liquidation payment prior to the payment of any amount with respect to the shares of our common stock. The amount of this preferential liquidation payment is $30 per share of Series A Convertible Preferred Stock (or $40.50 per share in certain circumstances), plus the amount of any dividends that have accrued on those shares, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting our Series A Convertible Preferred Stock. Dividends accrue on the shares of our Series A Convertible Preferred Stock at the rate of up to $2.10 per share per annum based on the percentage of trading days on which the closing market price of our common stock is less than $15.00. As a result of these terms, the holders of our common stock may be disproportionately affected by any reduction in the value of our assets or fluctuations in the market price of our common stock.

THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND EFFECT A CHANGE OF CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN YOUR BEST INTERESTS.

    There are provisions in our certificate of incorporation and by-laws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

    - our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire; and

    - our certificate of incorporation authorizes our board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirors of 15% or more of our stock. Finally, the board of directors may in the future adopt a shareholder rights plan, which could delay, deter or prevent a change of control.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, YOU WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

    We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of your investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "estimate," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors described in the "Risk Factors" section in this prospectus and other risk factors identified from time to time in our periodic filings with the Securities and Exchange Commission. Some important additional factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

    - economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

    - competitive factors, including technological advances achieved and patents attained by competitors and generic competition;

    - domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

    - government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

    - manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products;

    - difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

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    - significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

    - product efficacy or safety concerns resulting in product recalls or declining sales;

    - the impact of business combinations, including acquisitions and divestitures, and organizational restructuring consistent with evolving business strategies;

    - our ability to satisfy the financial covenants and other conditions contained in our credit facilities;

    - our ability to obtain required financing on terms that are acceptable to us; and

    - the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission.

    The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described above and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.

                       HOW WE INTEND TO USE THE PROCEEDS

    We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

    - the repayment of debt;

    - the possible repurchase of our common stock;

    - the financing of potential investments;

    - working capital; and

    - other purposes as mentioned in any prospectus supplement.

    Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

    Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary describes the material terms of our capital stock. To fully understand the actual terms of our capital stock you should refer to our certificate of incorporation and by-laws, each as amended to date, which are filed as exhibits to the registration statement of which this prospectus is a part.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 2,666,667 shares have been designated as Series A Convertible Preferred Stock, par value $.001 per share (Series A

Preferred Stock). As of March 31, 2002, we had 9,126,588 shares of common stock and 2,360,246 shares of Series A Preferred Stock issued and outstanding.

COMMON STOCK

    VOTING RIGHTS. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

    DIVIDENDS. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.

    OTHER RIGHTS. Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

    Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

SERIES A PREFERRED STOCK

    As noted above, there are currently 2,360,246 shares of Series A Preferred Stock issued and outstanding. The general terms of the Series A Preferred Stock are as follows:

    VOTING RIGHTS. Except as described below, the holders of Series A Preferred Stock generally vote with the holders of common stock, as a single class, on an as converted basis. As of March 31, 2002, each share of Series A Preferred Stock was convertible into two shares of common stock and, accordingly, had two votes.

    With respect to the election of directors, the holders of Series A Preferred Stock, other than officers, directors and certain related persons and entities, are entitled to elect one or more directors as a separate class unless these holders do not own at least 5% of the issued and outstanding common stock, assuming that all shares of Series A Preferred Stock or other convertible securities, if any, options and warrants have been fully converted into, or exercised for, shares of common stock. If these holders are entitled to elect one or more directors as a separate class, then the shares of Series A Preferred Stock may not be voted with the common stock for the election of any other members of the board of directors. If these holders are not entitled to elect one or more directors as a separate class, then the shares of Series A Preferred Stock may be voted with the common stock for the election of all of the directors.

    The holders of Series A Preferred Stock have class voting rights which require us to obtain the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock before taking certain actions, such as creating a series of preferred stock which is senior to the Series A Preferred Stock with respect to liquidation or dividends.

    LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of the then outstanding shares of Series A Preferred Stock will be entitled to receive, prior to any payments to the holders of common stock, a liquidation preference of $30 per share, or $40.50 per share in certain circumstances relating to a sale of our company or a transaction resulting in a change in control of our board of directors, plus accrued but unpaid dividends, if any.

    DIVIDENDS. Each share of Series A Preferred Stock accrues dividends on a quarterly basis at $2.10 per annum, but only on those days when the closing price of our common stock is less than $15. Accrued dividends, if any, are payable only if declared by the board of directors. Until December 31, 2003, accrued dividends, if any, must be paid in shares of our common stock. The number of shares of common stock to be issued in payment of any accrued dividends is equal to such number as is determined by dividing the aggregate amount of the accrued dividends then payable by the greater of (i) $15.00 and
(ii) the average market price during the 30 trading day period immediately preceding the date such dividend is declared. Thereafter, we have the option to pay dividends in cash or common stock, if such dividends are declared by our board of directors.

    CONVERSION. Each share of Series A Preferred Stock is convertible into common stock at any time upon the election the holder of such share. The number of shares of common stock to be issued upon any voluntary conversion of one share of Series A Preferred Stock is equal to such number as is determined by dividing $30 by the conversion price in effect at the time of the conversion. As of March 31, 2002, the conversion price was $15, subject to adjustment. Accordingly, each share of Series A Preferred Stock is currently convertible into two shares of common stock.

    Starting on December 20, 2003, we may convert all of the outstanding shares of Series A Preferred Stock into common stock in the event that the average closing price of our common stock exceeds $20 for any consecutive 30 trading day period.

    REDEMPTION. On or after June 30, 2011, the Series A Preferred Stock may be redeemed upon a vote by the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. The redemption price per share of Series A Preferred Stock will be equal to $30 plus accrued interest calculated at 5% per annum from the date of issuance.

INDEMNIFICATION MATTERS

    Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors' and officers' insurance, will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

    Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests.

    These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

    CLASSIFIED BOARD OF DIRECTORS. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

    DIRECTOR VACANCIES AND REMOVAL. Our certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors, except for any directorship that is to be filled exclusively by holders of Series A Preferred Stock. Our certificate of incorporation provides that directors, other than those elected exclusively by the holders of Series A Preferred Stock, may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

    NO COMMON STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation provides that any action required or permitted to be taken by the holders of our common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

    SPECIAL MEETINGS OF STOCKHOLDERS. Our certificate of incorporation and by-laws provide that only our board of directors may call a special meeting of stockholders. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

    ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder's notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting.

    AMENDMENT OF THE CERTIFICATE OF INCORPORATION. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to common stockholder action by written consent, directors (other than those provisions contained in the certificate of designation of Series A Preferred Stock), limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

    AMENDMENT OF BY-LAWS. Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STATUTORY BUSINESS COMBINATION PROVISION

    We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from completing a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

    - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    - upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

    - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

    The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock.

    The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

TRADING ON THE AMERICAN STOCK EXCHANGE

    Our common stock is listed on the American Stock Exchange under the symbol "IMA."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company.

                  HOW WE PLAN TO OFFER AND SELL THE SECURITIES

    We may sell the securities in any one or more of the following ways:

    - directly to investors;

    - to investors through agents;

    - to dealers;

    - through underwriting syndicates led by one or more managing underwriters; and

    - through one or more underwriters acting alone.

    Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

    The distribution of the securities may be effected from time to time in one or more transactions:

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

    In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will, where applicable:

    - identify any such underwriter or agent;

    - describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

    - identify the amounts underwritten; and

    - identify the nature of the underwriter's obligation to take the securities.

    Common stock sold pursuant to a prospectus supplement will be listed on the American Stock Exchange, subject to the American Stock Exchange's approval of the listing of the additional shares of common stock sold.

    Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

    If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

    The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security before the distribution is completed.

    We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our customers in the ordinary course of business.

    If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that
(a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities registered hereunder or otherwise terminate the offering of the securities:

    - our Annual Report on Form 10-K, as amended, for the year ended December 31, 2001;

    - our Current Report on Form 8-K, event date December 20, 2001, which was filed on January 4, 2002, as amended by our Current Report on Form 8-K/A filed on March 5, 2002;

    - our Current Report on Form 8-K, event date March 6, 2002, which was filed on March 14, 2002;

    - our Current Report on Form 8-K, event date March 19, 2002, which was filed on March 29, 2002, as amended by our Current Report on Form 8-K/A filed on April 24, 2002;

    - our Current Report on Form 8-K, event date April 11, 2002, which was filed on April 11, 2002; and

    - the description of our common stock contained in our Registration Statement on Form 8-A, filed on November 21, 2001, and all amendments and reports updating such description.

    Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 647-3900.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR THOSE DOCUMENTS.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Inverness Medical Innovations, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

                                    EXPERTS

    The consolidated financial statements of Inverness Medical
Innovations, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of the Unipath Division of Unilever Plc as of November 30, 2001 and December 31, 2000, and for the eleven months ended November 30, 2001 and each of the two years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The consolidated financial statements of IVC Industries, Inc. as of July 31, 2001 and 2000, and for each of the three years in the period ended
July 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Amper Politziner & Mattia P.A., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon by our counsel, Goodwin Procter LLP. The owners and presidents of four professional corporations, which are partners in the firm of Goodwin Procter LLP, beneficially own an aggregate of approximately 4,133 shares of our common stock, 6,666 shares of our common stock, 1,666 shares of our common stock and 23,361 shares of our common stock, respectively.

                                5,000,000 SHARES

                      INVERNESS MEDICAL INNOVATIONS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

Registration fee--Securities and Exchange Commission........  $ 11,804
Accountants' fees and expenses..............................   150,000
Blue Sky fees and expenses..................................    20,000
Legal fees and expenses (other than Blue Sky)...............   150,000
Printing expenses...........................................    50,000
Miscellaneous...............................................   118,196
                                                              --------
    TOTAL...................................................  $500,000
                                                              ========

    All expenses itemized above shall be borne by our company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person's duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

    Article V of the by-laws of Inverness Medical Innovations, Inc. ("Innovations") provides that Innovations shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of Innovations, or is or was serving, or has agreed to serve, at the request of Innovations, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

    Section 145(g) of the Delaware General Corporation Law and Article V of the by-laws of Innovations provide that Innovations shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

    Innovations has obtained insurance covering its directors and officers against losses and insuring Innovations against certain of its obligations to indemnify its directors and officers.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends, or
(iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

    Pursuant to the Delaware General Corporation Law, Article VII of the certificate of incorporation of Innovations eliminates a director's personal liability for monetary damages to Innovations and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Innovations or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 16.  EXHIBITS.

     EXHIBIT NO.                   DESCRIPTION
---------------------              -----------
          4.1                 --   Amended and Restated Certificate of Incorporation of the
                                   Company (incorporated by reference to Exhibit 3.1 to the
                                   Company's Form 10-K, as amended, for the year ended December
                                   31, 2001, File No. 001-16789)
          4.2                 --   Certificate of Designation, Preferences and Rights of Series
                                   A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated December 20, 2001, File No. 001-16789)
          4.3                 --   Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Form 10-K, as
                                   amended, for the year ended December 31, 2001, File No.
                                   001-16789)
         *5.1                 --   Opinion of Goodwin Procter LLP
        *23.1                 --   Consent of Arthur Andersen LLP
        *23.2                 --   Consent of Arthur Andersen LLP
        *23.3                 --   Consent of Amper Politziner & Mattia P.A.
         23.4                 --   Consent of Goodwin Procter LLP (included in Exhibit 5.1)
         24.1                 --   Power of Attorney (contained in signature page)

------------------------

*   Filed herewith.

ITEM 17.  UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial BONA FIDE offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering hereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on April 29, 2002.

                                                       INVERNESS MEDICAL INNOVATIONS, INC.

                                                       By:              /s/ RON ZWANZIGER
                                                            -----------------------------------------
                                                                          Ron Zwanziger
                                                             CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger and Duane L. James as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       Chairman, President and
                  /s/ RON ZWANZIGER                      Chief Executive Officer
     -------------------------------------------         (Principal Executive         April 29, 2002
                    Ron Zwanziger                        Officer)

                                                       Vice President of Finance
                 /s/ DUANE L. JAMES                      and Treasurer (Principal
     -------------------------------------------         Financial Officer and        April 29, 2002
                   Duane L. James                        Principal Accounting
                                                         Officer

            /s/ ERNEST A. CARABILLO, JR.
     -------------------------------------------       Director                       April 29, 2002
              Ernest A. Carabillo, Jr.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                /s/ CAROL R. GOLDBERG
     -------------------------------------------       Director                       April 29, 2002
                  Carol R. Goldberg

               /s/ ROBERT P. KHEDERIAN
     -------------------------------------------       Director                       April 29, 2002
                 Robert P. Khederian

                  /s/ JOHN F. LEVY
     -------------------------------------------       Director                       April 29, 2002
                    John F. Levy

                   /s/ DAVID SCOTT
     -------------------------------------------       Director                       April 29, 2002
                     David Scott

                 /s/ PETER TOWNSEND
     -------------------------------------------       Director                       April 29, 2002
                   Peter Townsend

                 /s/ ALFRED M. ZEIEN
     -------------------------------------------       Director                       April 29, 2002
                   Alfred M. Zeien

                                 EXHIBIT INDEX

     EXHIBIT NO.                   DESCRIPTION
---------------------              -----------
          4.1                 --   Amended and Restated Certificate of Incorporation of the
                                   Company (incorporated by reference to Exhibit 3.1 to the
                                   Company's Form 10-K, as amended, for the year ended December
                                   31, 2001, File No. 001-16789)
          4.2                 --   Certificate of Designation, Preferences and Rights of Series
                                   A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated December 20, 2001, File No. 001-16789)
          4.3                 --   Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Form 10-K, as
                                   amended, for the year ended December 31, 2001, File No.
                                   001-16789)
         *5.1                 --   Opinion of Goodwin Procter LLP
        *23.1                 --   Consent of Arthur Andersen LLP
        *23.2                 --   Consent of Arthur Andersen LLP
        *23.3                 --   Consent of Amper Politziner & Mattia P.A.
         23.4                 --   Consent of Goodwin Procter LLP (included in Exhibit 5.1)
         24.1                 --   Power of Attorney (contained in signature page)

------------------------

*   Filed herewith.